                                                                    EXHIBIT 99.1

                                  [LOGO HERE]

                    310 South Schuyler Avenue
                    P.O. Box 3                        (815) 937-4440
                    Kankakee, IL 60901-0003       Fax (815) 937-3674







                                                                  March 16, 2001

Dear Fellow Stockholder:

          On behalf of the board of directors and management of Kankakee Bancorp, Inc., we cordially invite you to attend the ninth annual meeting of stockholders of Kankakee Bancorp. The meeting will be held at 10:00 a.m., on Friday, April 20, 2001, at Sully's-Sullivan's Warehouse, a banquet facility located at 555 South West Avenue, Kankakee, Illinois 60901.

          The two individuals whom your board of directors has nominated to serve as directors are each incumbent directors. In addition to the election of the two directors, stockholders are being asked to ratify the appointment of McGladrey & Pullen, LLP, as auditors for Kankakee Bancorp. Accordingly, your board of directors unanimously recommends that you vote your shares for each of the director nominees and in favor of the ratification of our accountants.

          We encourage you to attend the meeting in person. Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy and return it in the accompanying postpaid return envelope as promptly as possible. This will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

          A copy of our annual report to stockholders for the year 2000 is also enclosed. Thank you for your attention to this important matter.

                                                       Very truly yours,

                                                       /s/ William Cheffer

                                                       William Cheffer
                                                       Chairman of the Board,
                                                       President and Chief
                                                       Executive Officer

                                  [LOGO HERE]


                    310 South Schuyler Avenue
                    P.O. Box 3                        (815) 937-4440
                    Kankakee, IL 60901-0003       Fax (815) 937-3674


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 20, 2001

     Notice is hereby given that the annual meeting of stockholders of Kankakee Bancorp, Inc. will be held at 10:00 a.m., local time, on Friday, April 20, 2001 at Sully's-Sullivan's Warehouse, a banquet facility located at 555 South West Avenue, Kankakee, Illinois 60901. The annual meeting is for the purpose of considering and acting upon:

     1.   The election of two directors of Kankakee Bancorp;

     2. The ratification of the appointment of McGladrey & Pullen, LLP, as auditors of Kankakee Bancorp for the fiscal year ending December 31, 2001; and

     3. To act upon such other business as may properly come before the annual meeting or any adjournments or postponements of the meeting.

     We are not aware of any other business to come before the annual meeting. Any action may be taken on any one of the foregoing proposals at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned or postponed. Stockholders of record at the close of business on March 1, 2001 are the stockholders entitled to vote at the annual meeting and any adjournments or postponements of the meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies by Kankakee Bancorp.

     You are requested to complete, sign and date the enclosed proxy, which is solicited on behalf of the board of directors, and to mail it promptly in the enclosed postpaid return envelope. The proxy will not be used if you attend the annual meeting and wish to vote in person.

                                         By Order of the Board of Directors

                                         /s/  Michael A. Stanfa

                                         Michael A. Stanfa
                                         Secretary

Kankakee, Illinois
March 16, 2001

--------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------------

                                PROXY STATEMENT

                                  [LOGO HERE]

                    310 South Schuyler Avenue
                    P.O. Box 3                        (815) 937-4440
                    Kankakee, IL 60901-0003       Fax (815) 937-3674


                        ANNUAL MEETING OF STOCKHOLDERS
                                April 20, 2001

                                 INTRODUCTION

          This proxy statement is furnished in connection with the solicitation of proxies on behalf of the board of directors of Kankakee Bancorp, Inc. to be used at our annual meeting of stockholders and at all adjournments or postponements of the meeting. The meeting will be held at Sully's-Sullivan's Warehouse, a banquet facility located at 555 South West Avenue, Kankakee, Illinois, on Friday, April 20, 2001 at 10:00 a.m. The accompanying notice of meeting, proxy card and this proxy statement are first being mailed to stockholders on or about March 16, 2001. Certain of the information provided in this proxy statement relates to Kankakee Federal Savings Bank, our wholly owned subsidiary.

          At the annual meeting, our stockholders are being asked to consider and vote upon the election of two directors and to ratify the appointment of McGladrey & Pullen, LLP, as the independent auditors for the fiscal year ending December 31, 2001. On March 1, 2001, we had 1,223,408 shares of common stock outstanding, par value $.01 per share. Only holders of record of the common stock at the close of business on March 1, 2001 will be entitled to vote at the annual meeting and at all adjournments or postponements of the meeting.

Voting Rights and Proxy Information

          All shares of common stock represented at the annual meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at the meeting in accordance with each stockholder's instructions. If no instructions are indicated, properly executed proxies will be voted for the nominees for director and for the ratification of the appointment of McGladrey & Pullen. We do not know of any matters, other than as described in the notice of meeting, that are to come before the annual meeting. If any other matters are properly presented at the meeting for action, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment.

          A proxy given pursuant to this solicitation may be revoked at any time before it is voted. A stockholder may revoke his or her proxy by:

          . filing with our corporate secretary at or before the annual meeting a written notice of revocation bearing a later date than the proxy;

          . duly executing a subsequent proxy relating to the same shares and delivering it to our corporate secretary at or before the annual meeting; or

          . attending the annual meeting and voting in person (although attendance at the meeting will not in and of itself constitute revocation of a proxy).

Any written notice revoking a proxy should be delivered to Michael A. Stanfa, Secretary, Kankakee Bancorp, Inc., 310 S. Schuyler Avenue, P.O. Box 3, Kankakee, Illinois 60901.

Voting Required for Approval of Proposals

          A majority of the shares of the common stock present in person or represented by proxy and entitled to vote at the annual meeting will constitute a quorum for purposes of the meeting. In all matters other than the election of directors, the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present shall constitute stockholder approval. Directors are elected by a plurality of the votes cast in person or by proxy with a quorum present. Abstentions and broker "non-votes" will be considered in determining the presence of a quorum but will not affect the vote required for approval of the proposals or the election of directors. Stockholders of record as of the close of business on March 1, 2001, will be entitled to one vote for each share then held.

Voting Securities and Principal Holders

          The following table sets forth information as of March 1, 2001, regarding share ownership of:

          . those persons or entities known by us to beneficially own more than five percent of our common stock (with the exception of Mr. Thomas M. Schneider, who is listed on page 4 as a director);

          . each executive officer named in the summary compensation table which can be found later in this proxy statement; and

          .    all directors and officers as a group.

The nature of beneficial ownership for shares listed in this table is sole voting and investment power, except as set forth in the footnotes to the table. Inclusion of shares shall not constitute an admission of beneficial ownership or voting or investment power over the shares. Unless otherwise noted, the address of each five percent stockholder is 310 South Schuyler Avenue, Kankakee, Illinois 60901.

                                                              Shares Beneficially
Beneficial Owner                                                     Owned                   Percent of Class
----------------                                                     -----                   ----------------
Investors of America, Limited Partnership(1).........               140,000                       11.44%
135 North Meramec
Clayton, Missouri 63141

Private Capital Management, Inc.(2)..................               139,142                       11.37%
3003 Tamiami Trail N.
Naples, Florida 34103

Jeffrey L. Gendell(3)................................                98,700                       8.07%
200 Park Avenue, Suite 3900
New York, New York 10166

David B. Cox(4)......................................                21,921                       1.79%
Vice President

Ronald J. Walters(5).................................                 9,558                         *
Vice President and
Chief Financial Officer

Directors and executive officers.....................               231,084                       18.02%
    of Kankakee Bancorp as a group (12 persons)(6)

_____________________________________

*    Less than 1.0%

     (1) This information is as reported to the Securities and Exchange Commission on a Schedule 13G dated June 14, 2000. We have previously disclosed this ownership position with First Securities America, Inc. as the beneficial owner. According to the Schedule 13G filed in June, 2000, First Securities America, Inc. is the general partner of Investors of America, Limited Partnership.

     (2) This information is as reported to the Securities and Exchange Commission on a Schedule 13G/A dated February 14, 2001. Private Capital Management, Inc. has shared power to vote the shares and has shared power to dispose of the shares.

     (3) This information is as reported to the Securities and Exchange Commission on a Schedule 13G dated February 14, 2001. Mr. Gendell reported holding such shares individually and as the managing member of Tontine Management, LLC and as the general partner of Tontine Financial Partners, L.P.

     (4) The amount reported includes 5,464 shares held in the 401(k) plan for the benefit of Mr. Cox, over which shares Mr. Cox has shared voting and sole investment power, 5,143 shares allocated to Mr. Cox under our employee stock ownership plan, with respect to which shares Mr. Cox has sole voting and no investment power, and 1,012 shares held by Mr. Cox's spouse, with respect to which shares Mr. Cox shares voting and investment power.

     (5) The amount reported includes 2,574 shares held in the 401(k) plan for the benefit of Mr. Walters, over which shares Mr. Walters has shared voting and sole investment power, and 2,700 shares subject to options granted under our stock option plan and which are exercisable, over which shares Mr. Walters has no voting and sole investment power. The amount reported also includes 4,092 shares allocated to Mr. Walters under our employee stock ownership plan, with respect to which shares Mr. Walters has sole voting and no investment power, and 192 shares held by Mr. Walters' spouse, with respect to which shares Mr. Walters shares voting and investment power.

     (6) This amount includes shares held directly, including 46,335 shares subject to options granted under our stock option plan which are deemed to be exercisable, as well as shares allocated to participant accounts under our employee stock ownership plan, shares held in retirement accounts and shares held by certain members of the named individuals' families or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective directors and officers may be deemed to have sole or shared voting and investment power.

                             ELECTION OF DIRECTORS

General

          Our board of directors currently consists of seven members. The board is divided into three classes, each of which contains approximately one-third of the board. One class of directors is elected annually. Our directors are generally elected to serve for a three-year period or until their respective successors are elected and qualified.

          The table below sets forth information, as of March 1, 2001, regarding the members of and nominees to our board of directors, including each director's term of office. The board of directors acting as the nominating committee has recommended and approved the nominees identified in the following table. It is intended that the proxies solicited on behalf of the board of directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the annual meeting FOR the election of the nominees identified below. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of a substitute nominee recommended by the board of directors. At this time, we do not know of any reason why any nominee may refuse or be unable to serve. Except as disclosed in the proxy statement, there are no arrangements or understandings between the nominees and any other person pursuant to which a nominee was selected. We recommend that stockholders vote FOR each of the nominees for director.

                                   NOMINEES

                                                                                          Shares of
                                                                                            Common
                                                                                Term        Stock       Percent
                                            Position(s) Held        Director     to     Beneficially      of
Name                             Age       in Kankakee Bancorp      Since(1)   Expire     Owned(2)      Class
----                             ---       -------------------      --------   ------     ---------     -----
Brenda L. Baird (3)..........     39         Director                 2000      2004           2,500       *

Larry D. Huffman(4)..........     54         Vice Chairman  of        1992      2004          13,400     1.09%
                                             the Board

                                  DIRECTORS CONTINUING IN OFFICE

William Cheffer(5)...........     70         Chairman, President      1988      2002          23,000     1.88%
                                             and Chief Executive
                                             Officer of Kankakee
                                             Bancorp

Michael A. Stanfa(6).........     51         Executive Vice           1995      2002          13,789     1.12%
                                             President and
                                             Secretary

Charles C. Huber(7)..........     77         Director                 1979      2003          22,170     1.80%

Thomas M. Schneider(8).......     40         Director                 1992      2003          64,312     5.22%

Wesley E. Walker(9)..........     65         Director                 1986      2003          11,858       *

____________________________

*         Less than 1.0%

(1) Includes service as a director of Kankakee Federal. Each of our directors has served as a director of Kankakee Bancorp since our incorporation in August, 1992, except for Michael A. Stanfa, who became a director in 1995, and Brenda L. Baird, who became a director in 2000.

(2) Amounts reported include shares held directly, including shares subject to options granted under our stock option plan which are presently exercisable, as well as shares which are held in retirement accounts and shares held by members of the named individuals' families or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective director may be deemed to have sole or shared voting and/or investment power. Inclusion of shares shall not constitute an admission of beneficial ownership or voting or investment power over included shares. The nature of beneficial ownership for shares listed in this table is sole voting and investment power, except as set forth in the following footnotes.

(3) The amount reported includes 2,250 shares subject to options granted under our stock option plan which is presently exercisable, with respect to which Ms. Baird has no voting and sole investment power.

(4) The amount reported includes 4,225 shares subject to options granted under our stock option plan which are presently exercisable, with respect to which shares Mr. Huffman has no voting and sole investment power, and 9,975 shares held jointly with his spouse, with respect to which Mr. Huffman shares voting and investment power.

(5) The amount reported includes 2,800 shares subject to options granted under our stock option plan which are presently exercisable, with respect to which shares Mr. Cheffer has no voting and sole investment power, and 11,200 shares held by Mr. Cheffer's spouse, with respect to which shares Mr. Cheffer has no voting or investment power.

(6) The amount reported includes 2,821 shares held in the 401(k) plan for the benefit of Mr. Stanfa, over which shares Mr. Stanfa has shared voting and sole investment power, and 5,950 shares subject to options granted under our stock option plan which are presently exercisable, with respect to which Mr. Stanfa has no voting and sole investment power. The amount reported also includes 3,624 shares allocated to Mr. Stanfa under our employee stock ownership plan, with respect to which shares Mr. Stanfa has sole voting and no investment power.

(7) The amount reported includes 300 shares held in the Huber Family Trust and 10,727 shares held in the Charles C. Huber Revocable Living Trust, in each of which Mr. Huber is trustee and has sole voting and investment power, and 8,925 shares subject to options granted under our stock option plan which are presently exercisable, with respect to which shares Mr. Huber has no voting and sole investment power.

(8) The amount reported includes 8,925 shares subject to options granted under our stock option plan which are presently exercisable, with respect to which shares Mr. Schneider has no voting and sole investment power, and 814 shares held jointly with his spouse, with respect to which Mr. Schneider shares voting and investment power. This amount also includes 51,842 shares held by the James G. Schneider Trust, of which Mr. Schneider is trustee, and 2,730 shares held by the J&P Schneider Education Trust, of which Mr. Schneider is co-trustee. James G. Schneider was the father of Thomas M. Schneider and both served on the board of directors until James G. Schneider's death on February 15, 2000.

(9) The amount reported includes 2,860 shares subject to options granted under our stock option plan which are presently exercisable, with respect to which shares Mr. Walker has no voting and sole investment power, and 2,025 shares held jointly with his spouse, with respect to which Mr. Walker shares voting and investment power.

          No member of the board of directors is related to any other member of the board of directors. No member of the board of directors is a member of a group which includes any other member of the board of directors for purposes of the Savings and Loan Holding Company Act and the Securities Act of 1933, as amended.

          The business experience of each director and nominee is set forth below. All directors have held their present positions for at least five years unless otherwise indicated.

          Brenda L. Baird. On March 14, 2000, Ms. Baird became a director of Kankakee Bancorp and Kankakee Federal. Ms. Baird is president and chief executive officer of Mobile Communications, located in Bourbonnais, Illinois. Ms. Baird has actively served on the Ameritech Cellular Dealer Council, the Illinois Department of Commerce and Community Affairs Small Business 100 Advisory Board and the National Independent Dealers Association.

          William Cheffer. On February 23, 2000, Mr. Cheffer was elected chairman, president and chief executive officer of Kankakee Bancorp and chairman of Kankakee Federal. Prior to that time, he had served as vice chairman of Kankakee Bancorp and Kankakee Federal. In addition, until his retirement in July, 1993, Mr. Cheffer was president and chief executive officer of Kankakee Federal since June, 1990 and president and chief executive officer of Kankakee Bancorp since August, 1992. Mr. Cheffer also served as president and chief operating officer of Kankakee Federal from 1988 to 1990, and as senior vice president and secretary of Kankakee Federal from 1974 to 1988. Mr. Cheffer joined Kankakee Federal in 1952.

          Charles C. Huber. Mr. Huber is a past chairman of the Kankakee County Economic Development Council. From 1987 to 1989, Mr. Huber served as president of the Kankakee Area Chamber of Commerce. From 1973 to 1987, Mr. Huber was employed as a plant manager by Armstrong World Industries, a manufacturer of floor tile.

          Wesley E. Walker. Until his retirement in 1995, Mr. Walker had been executive director of the YMCA located in Kankakee since 1970. He was responsible for oversight of the YMCA's facility and 90 employees. In 1991, Mr. Walker received the National YMCA's "Award of Excellence" in recognition of his leadership abilities.

          Larry D. Huffman, Ph.D. On February 23, 2000, Dr. Huffman was elected vice chairman of both Kankakee Bancorp and Kankakee Federal. He has served as president of Kankakee Community College located in Kankakee, Illinois since 1987. As president and chief executive officer, Dr. Huffman is responsible for management of the fiscal and educational functions of the college. On April 1, 2001, Mr. Huffman will become president and chief executive officer of both Kankakee Bancorp and Kankakee Federal.

          Thomas M. Schneider. Mr. Schneider is an attorney currently serving as assistant counsel for State Farm Mutual Automobile Insurance Company, Corporate Law Department, located in Bloomington, Illinois. Mr. Schneider has been employed by State Farm Mutual Automobile Insurance Company in various capacities since 1995.

          Michael A. Stanfa. Mr. Stanfa has served as executive vice president of Kankakee Bancorp since 1993 and has served as Secretary since its incorporation in 1992. In addition to his positions at Kankakee Bancorp, Mr. Stanfa is also senior vice president and secretary of Kankakee Federal and has served as the organization's in-house legal counsel since 1986.

Section 16(a) Beneficial Ownership Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires that the directors, executive officers and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which the shares of common stock are traded. These persons are also required to furnish us with copies of all
Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2000, we are not aware of any failures to comply with the filing requirements of
Section 16(a) during 2000, with the exception of an initial filing indicating that Brenda L. Baird became a director, which was filed 24 days late.

Meetings and Committees of the Board of Directors

          Meetings of our board of directors are generally held on a monthly basis. The board of directors met fourteen times during 2000. During 2000 no incumbent director of Kankakee Bancorp attended fewer than 75% of the aggregate of the total number of board meetings and the total number of meetings held by the committees of the board of directors on which he or she served. Each director of Kankakee Bancorp was paid an annual retainer of $6,000. In addition each of our directors who was not a salaried officer was paid a fee of $100 for each committee meeting attended. Our directors who are also salaried officers are not paid for committee meetings attended.

         The board of directors of Kankakee Bancorp has standing executive, audit, long range planning, and stock option and compensation committees.

         The executive committee is comprised of Messrs. Cheffer, Huffman, Huber and Walker. The executive committee meets on an as needed basis and exercises the power of the board of directors between board meetings. This bank committee met twice during 2000.

         The audit committee recommends independent auditors to the board, reviews the results of the auditors' services, reviews with management and the internal auditor the systems of internal control and internal audit reports and assures that our books and records are kept in accordance with applicable accounting principles and standards. The members of the audit committee are Messrs. Walker (chairman), Huber and Baird. During 2000, Mr. Huffman was a member and the chairman of the committee. The audit committee of Kankakee Federal has an identical membership to that of Kankakee Bancorp and addresses many of the same issues. Kankakee Bancorp's and Kankakee Federal's audit committees met jointly six times during 2000. The audit committee's charter, which sets forth the duties and responsibilities of the committee, is attached to this proxy statement as Exhibit A.

         The long range planning committee monitors economic trends, long-range economic forecasts and makes recommendations for Kankakee Bancorp's and Kankakee Federal's long-range business plans. The members of this committee are Messrs. Cheffer, Huber, Huffman, T. Schneider and Stanfa. During 2000, this committee met twice.

         The stock option and compensation committee is comprised of Messrs. Huber (chairman) and Walker and Ms. Baird. During 2000, Mr. Huffman was a member of this committee. This committee is responsible for administering our stock option plan and reviews compensation and benefit matters. During 2000, this committee met twice.


         The entire board of directors acts as a nominating committee for selecting nominees for election as directors. While our board of directors will consider nominees recommended by stockholders, the board has not actively solicited such nominations. Pursuant to our bylaws, nominations by stockholders must be delivered in writing to the secretary at least 30 days before the date of the annual meeting and must otherwise comply with the provisions of the bylaws.

                            EXECUTIVE COMPENSATION

         Our executive officers do not receive any separate compensation for services performed in their capacities as officers of Kankakee Bancorp. However, for services performed for Kankakee Bancorp by certain officers, a percentage of the salary paid by Kankakee Federal for those officers is reimbursed by Kankakee Bancorp.

         The following table sets forth information regarding compensation paid or accrued to our chief executive officer and to each of our other most highly compensated executive officers of Kankakee Bancorp and Kankakee Federal whose aggregate salary and bonus exceeded $100,000 for 2000.

------------------------------------------------------------------------------------------------------------------------------------
                                                 SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        Long Term
                                                                                      Compensation
                                               Annual Compensation                       Awards
------------------------------------------------------------------------------------------------------------------------------------
          (a)                (b)          (c)        (d)           (e)            (f)            (g)               (h)

                           Fiscal
                            Year                                               Restricted     Securities
                            Ended                              Other Annual       Stock        Underlying        All Other
        Name and          December                  Bonus      Compensation     Awards ($)      Options/       Compensation
   Principal Position       31st     Salary($)(1)    ($)           ($)                         SARs(#)             ($)
------------------------------------------------------------------------------------------------------------------------------------
William Cheffer             2000     $ 51,462      $ ---        $  ---          $  ---        $ ---             $ ---
Chairman, President and
Chief Executive Officer
of Kankakee Bancorp/(2)/

------------------------------------------------------------------------------------------------------------------------------------

James G. Schneider
Former Chairman,            2000     $  30,042      $ ---        $  ---      $  ---        $ ---           $  2,103/(4)/
President and Chief         1999       106,692        ---           ---         ---          ---             11,737/(5)/
Executive Officer of        1998       109,731        ---           ---         ---          ---             12,581/(6)/
Kankakee Bancorp(3)

------------------------------------------------------------------------------------------------------------------------------------

David B. Cox
Vice President of           2000     $ 155,336      $ ---        $   ---     $  ---       $ ---            $ 23,873/(4)/
Kankakee Bancorp and        1999       150,205        ---            ---        ---         ---              16,504/(5)/
President and Chief         1998       147,115        ---            ---        ---         ---              16,868/(6)/
Executive Officer of
Kankakee Federal

------------------------------------------------------------------------------------------------------------------------------------

Ronald J. Walters           2000     $ 112,250      $ ---        $  ---      $  ---      $ ---             $ 17,251/(4)/
Vice President and          1999       108,849        ---           ---         ---        ---               11,974/(5)/
Chief Financial Officer     1998       107,966        ---           ---         ---        ---               12,379/(6)/
of Kankakee Bancorp

------------------------------------------------------------------------------------------------------------------------------------

-----------------------

(1)      Includes amounts deferred under the 401(k) plan.

(2) Mr. Cheffer became chief executive officer on February 23, 2000, replacing Mr. Schneider after Mr. Schneider's death.

(3) This information is required to be reported under the federal securities laws with respect to Mr. Schneider because he held the positions listed until his death on February 15, 2000.

(4) Represents contributions made under Kankakee Federal's retirement plan and the cost to Kankakee Bancorp of share allocations made under our employee stock ownership plan in 2000. The dollar amounts of these contributions and allocations were $10,874 and $12,999 for Mr. Cox, and $7,857 and $9,394 for Mr. Walters, respectively, and the contribution to Kankakee Federal's retirement plan was $2,103 for Mr. Schneider.

(5) Represents contributions made under Kankakee Federal's retirement plan and the cost to Kankakee Bancorp of share allocations made under our employee stock ownership plan in 1999. The dollar amounts of these contributions and allocations were $7,468 and $4,269 for Mr. Schneider, $10,501 and $6,003 for Mr. Cox, and $7,619 and $4,355 for Mr. Walters, respectively.

(6) Represents contributions made under Kankakee Federal's retirement plan and the cost to Kankakee Bancorp of share allocations made under our employee stock ownership plan in 1998. The dollar amounts of these contributions and allocations were $7,681 and $4,900 for Mr. Schneider, $10,298 and $6,570 for Mr. Cox, and $7,558 and $4,821 for Mr. Walters, respectively.

         The following table sets forth certain information concerning the number and value of stock options at December 31, 2000 held by the named executive officers, with the exception of James G. Schneider. In 2000, Mr. Schneider's estate exercised 49,875 options.

--------------------------------------------------------------------------------------------------------------------
                                  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                                         OPTION/SAR VALUES
--------------------------------------------------------------------------------------------------------------------
                              Shares                     Number of Securities
                             Acquired                   Underlying Unexercised          Value of Unexercised In-
                                on         Value        Options/SARs at FY-End           the-Money Options/SARs
           Name              Exercise    Realized               (#)(d)                      at FY-End ($)(e)
          (#)(a)              (#)(b)      ($)(c)     Exercisable    Unexercisable     Exercisable     Unexercisable
--------------------------------------------------------------------------------------------------------------------
William Cheffer               4,200      $ 38,850       5,800          ---             $  70,325        $  ---
--------------------------------------------------------------------------------------------------------------------
David B. Cox                  5,400      $ 64,125         ---          ---             $     ---        $  ---
--------------------------------------------------------------------------------------------------------------------
Ronald J. Walters             1,800      $ 20,325       2,700          ---             $  37,675        $  ---
--------------------------------------------------------------------------------------------------------------------

The Stock Option and Compensation Committee Report on Executive Compensation

         The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by us shall not be deemed to include the following report unless the report is specifically stated to be incorporated by reference into such document.

         The stock option and compensation committee of the board of directors is comprised of three outside directors who are not employees or former employees of Kankakee Bancorp, Kankakee Federal or its predecessors, and is responsible for recommendations to the board for compensation of executive officers of Kankakee Federal and Kankakee Bancorp. At this time, no separate salary is paid to our executive officers. However, a portion of the officers' Kankakee Federal salary is allocated to Kankakee Bancorp expense for work performed by the officers. In determining compensation, the following factors are generally taken into consideration:

         . Kankakee Federal maintains a base salary administration and performance program. The purpose of the program is to provide equitable, competitive and performance-based salaries for all Kankakee Federal employees. The executive officers are reviewed on an annual basis by the president of

               Kankakee Federal, who makes compensation recommendations to the committee based upon salary level, performance and adjustments for items such as inflation. Information regarding industry comparisons and adjustments is provided by an independent consulting firm.

          . The performance of the executive officers in achieving the short and long term goals of Kankakee Bancorp is reviewed. Our long range planning committee is responsible for establishing these short and long term goals.

          . Payment of compensation is made commensurate with the ability and expertise of the executive officers.

          . An attempt is made to structure compensation packages so that they are competitive with similar companies.

The stock option and compensation committee considers the foregoing factors, as well as others, in determining compensation. There is no assigned weight given to any of these factors. In addition to salary and other benefits granted, officers may also participate in an incentive program based upon achievement of certain target performance levels.

          The committee also considers various benefits which have already been awarded, including those pursuant to Kankakee Federal's incentive plan, our employee stock ownership plan and our stock option plan, together with other perquisites in determining compensation. The committee believes that the benefits provided through the stock based plans more closely tie the compensation of the officers to the interests of the stockholders and provide significant additional performance incentives for the officers which directly benefit the stockholders through an increase in the stock value.

          The 2000 compensation of Mr. William Cheffer, the chief executive officer of Kankakee Bancorp for approximately ten months in 2000, and Mr. David
B. Cox, a vice president of Kankakee Bancorp and the president and chief executive officer of Kankakee Federal, was based upon the salary and performance program, their performance, substantial experience, expertise and length of service with the organization, the performance objectives and the goals of Kankakee Federal and the compensation of officers with similar duties and responsibilities at comparable organizations.

          Members of the stock option and compensation committee are:

                           Charles C. Huber, Chairman
                                Wesley E. Walker
                                 Brenda L. Baird

Compensation Committee Interlocks and Insider Participation

          During 2000, the members of the compensation committee were Messrs. Huber, Walker and Huffman and Ms. Baird. None of these individuals was an officer or employee of Kankakee Bancorp or Kankakee Federal in 2000, and none of these individuals is a former officer or employee of either organization.

Performance Graph

         The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by us shall not be deemed to include the following performance graph and related information unless such graph and related information are specifically stated to be incorporated by reference into such document.

         The following graph shows a five year comparison of cumulative total returns on an investment of $100 in our common stock, the Standard & Poor's 500 Stock Index and the SNL American Stock Exchange Thrift Index. The graph was prepared by SNL Securities, Charlottesville, Virginia, at our request.



                    Comparison of Cumulative Total Returns*

                           Total Return Performance

                                    [GRAPH]

--------------------------------------------------------------------------------------------------------------------
                                          12/31/95     12/31/96     12/31/97     12/31/98     12/31/99     12/31/00
--------------------------------------------------------------------------------------------------------------------
Kankakee Bancorp-IL                       $ 100.00     $ 133.74     $ 207.46     $ 143.70     $ 112.38     $ 128.09
--------------------------------------------------------------------------------------------------------------------
Standard & Poor's Stock 500 Index         $ 100.00     $ 122.86     $ 163.86     $ 210.64     $ 254.97     $ 231.74
--------------------------------------------------------------------------------------------------------------------
SNL AMEX Thrift Index                     $ 100.00     $ 120.02     $ 203.99     $ 157.90     $ 151.29     $ 181.06
--------------------------------------------------------------------------------------------------------------------

*Assumes $100 invested on December 31, 1995, and that all dividends were reinvested.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Directors and officers of Kankakee Bancorp and Kankakee Federal, and their associates, were customers of and had transactions with Kankakee Bancorp and Kankakee Federal during 2000. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features, except as follows. Pursuant to a program offered to senior officers and certain employees of Kankakee Federal at the time, Ms. Carol S. Hoekstra, a senior vice president of Kankakee Federal, has a first mortgage loan at a rate which is one half percent lower than that offered to the general public at the date of loan origination. The outstanding balance on such loan at December 31, 2000 was approximately $84,000. As of 1990, this program was discontinued for senior officers.

         All loans by Kankakee Federal to its senior officers and directors are subject to Office of Thrift Supervision Regulations. A savings association is generally prohibited from making loans to its senior officers and directors at favorable rates or on terms not comparable to those prevailing to the general public. Kankakee Federal presently does not offer any preferential loans to its senior officers or directors.

                            AUDIT COMMITTEE REPORT

         The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by us shall not be deemed to include the following report unless the report is specifically stated to be incorporated by reference into such document.

         The audit committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of independent directors.

         The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2000 with our management and McGladrey & Pullen, LLP, our independent auditors. The committee has also discussed with McGladrey & Pullen the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) as well as having received and discussed the written disclosures and the letter from McGladrey & Pullen required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). Based on the review and discussions with management and McGladrey & Pullen, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2000 for filing with the Securities and Exchange Commission.

                          Wesley E. Walker, Chairman
                               Charles C. Huber
                                Brenda L. Baird

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

         Stockholders will be asked to approve the appointment of McGladrey & Pullen, LLP, as our independent public accountants to conduct the audit for the year ending December 31, 2001. A proposal will be presented at the annual meeting to ratify the appointment of McGladrey & Pullen. If the appointment of McGladrey & Pullen, is not ratified, the matter of the appointment of independent public accountants will be considered by the board of directors. A representative of McGladrey & Pullen is expected to attend the annual meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires.

         We unanimously recommend that you vote FOR the ratification of the appointment of McGladrey & Pullen, LLP, as our auditors for the fiscal year ending December 31, 2001.

Accountant Fees

         Audit Fees. The aggregate fees and expenses billed by McGladrey & Pullen in connection with the audit of our annual financial statements as of and for the years ended December 31, 1999 and 2000 and for the required review of our financial information included in our SEC filings for the year 2000 was $50,200.

         Financial Information Systems Design and Implementation Fees. There were no fees incurred for these services for the year 2000.

         All Other Fees. The aggregate fees and expenses billed by McGladrey & Pullen for all other services rendered to us during the year ended December 31, 2000 was $79,411.

         The audit committee, after consideration of the matter, does not believe that the rendering of these services by McGladrey & Pullen to be incompatible with maintaining McGladrey & Pullen's independence as our principal accountant.

                             STOCKHOLDER PROPOSALS

         In order to be eligible for inclusion in our proxy materials for next year's annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at our executive offices, 310 S. Schuyler Avenue, P.O. Box 3, Kankakee, Illinois 60901-0003, no later than November 16, 2001.

                                 OTHER MATTERS

         We are not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

         We will pay the cost of the solicitation of proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to solicitation by mail, directors and officers of Kankakee Bancorp and regular employees of Kankakee Federal may solicit proxies personally, by fax or by telegraph or telephone, without additional compensation. We have retained Morrow & Company to assist, as necessary, in the solicitation of proxies, for a fee estimated to be approximately $3,500 plus reasonable out-of-pocket expenses.


                                       By Order of the Board of Directors

                                       /s/ Michael A. Stanfa

                                           Michael A. Stanfa
                                           Secretary
Kankakee, Illinois
March 16, 2001

                                                                       EXHIBIT A

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER



I.   PURPOSE


     The primary function of the Audit Committee is to assist the Boards of Directors of Kankakee Bancorp, Inc., and Kankakee Federal Savings Bank in fulfilling their oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Boards have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

     * Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

     * Review and appraise the audit efforts of the Company's independent accountants and internal auditors.

     * Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditors, and the Boards of Directors.


     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.


II.  COMPOSITION


     The Audit Committee shall be comprised of three or more directors as determined by the Boards, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Boards, would interfere with the exercise of his or her independent judgment as a member of the Committee. Each committee member shall be independent as defined in the Report and Recommendations of the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. All members of the committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.


     The members of the Committee shall be elected by the Boards at the annual organizational meetings of the Boards or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS


     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the internal auditors and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Company's financials consistent with IV.4. below.


IV.  RESPONSIBILITIES AND DUTIES


     To fulfill its responsibilities and duties the Audit Committee shall:


  Documents/Reports Review
  ------------------------


   1. Review this Charter periodically, at least annually, and update as conditions dictate.


    2. Review the Company's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.


    3. Review the regular internal reports to management prepared by the internal auditors and management's response.


    4. Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.


Independent Accountants
-----------------------


   5. Recommend to the Boards of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants' independence.


   6. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.


   7. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

  Financial Reporting Processes
  -----------------------------


   8. In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.


    9. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.


   10. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles as suggested by the independent accountants, management, or the internal auditors.


  Process Improvement
  -------------------


   11. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.


   12. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.


   13. Review any significant disagreement among management and the independent accountants or the internal auditors in connection with the preparation of the financial statements.


   14. Review with the independent accountants, the internal auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)


   Ethical and Legal Compliance
   ----------------------------


   15. Establish, review and update periodically the Conflict of Interest/Code of Ethics and ensure that management has established a system to enforce this Policy.


   16. Review management's monitoring of the Company's compliance with the organization's policy, and ensure that management has the proper review system in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.


   17. Review activities, organizational structure, and qualifications of the internal auditors.

   18. Review, with the Company's counsel, legal compliance matters including corporate securities trading policies.


   19. Review, with the Company's counsel, any legal matter that could have a significant impact on the organization's financial statements.


   20. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Boards deem necessary or appropriate.


                                                                        05/09/00


                                     # # #